Exhibit 99.1

CONTACTS: Arista Joyner Manager Financial Communications T – (412) 433-3994 E – aejoyner@uss.com	NEWS RELEASE Kevin Lewis Vice President Investor Relations T – (412) 433-6935 E – klewis@uss.com

For Immediate release

United States Steel Corporation Names Jessica Graziano as Senior Vice President and Chief Financial Officer

PITTSBURGH, June 14, 2022 – United States Steel Corporation (NYSE: X) (“U. S. Steel”) announced today the appointment of Jessica T. Graziano as Senior Vice President and Chief Financial Officer, effective August 8, 2022. Ms. Graziano will report directly to David B. Burritt, President and Chief Executive Officer, and have responsibility for all aspects of finance, including financial planning and analysis, corporate accounting, tax, treasury, pension investments and investor relations. She will also be instrumental in advancing the company’s Best for All® strategy of providing profitable steel solutions for people and planet.

“I am pleased to welcome Jessica to U. S. Steel’s executive management team,” commented Burritt. “Her extensive experience in leading financial operations and proven track record of strong results will be invaluable to the company. As we continue to execute our Best for All strategy, Jessica’s strong leadership will be a great asset to U. S. Steel.”

“This is an exciting time to join U. S. Steel,” stated Graziano. “I am very honored to join an iconic company, and I look forward to working with the team as it continues to transform its business model and expand its competitive advantages to create long-term value for stockholders.”

Before joining U. S. Steel, Ms. Graziano spent eight years with United Rentals, Inc., the world’s largest equipment rental provider, culminating in her position as Executive Vice President and Chief Financial Officer from 2018 through July 2022. In this role, she was responsible for all finance functions and participated in making key operational, acquisition and global expansion decisions. Previously, Ms. Graziano spent five years at Revlon where she advanced through positions of increasing responsibility before being named as Senior Vice President, Chief Accounting Officer and Corporate Controller. Prior to Revlon, she served in a variety of senior leadership roles in the areas of internal audit, financial reporting, and financial planning and analysis.

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News release

Ms. Graziano earned a Bachelor of Science in Accountancy from Villanova University and completed her Master of Business Administration in Finance from Fairfield University. She is a certified public accountant.

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Founded in 1901, United States Steel Corporation is a leading steel producer. With an unwavering focus on safety, the company’s customer-centric Best for All® strategy is advancing a more secure, sustainable future for U. S. Steel and its stakeholders. With a renewed emphasis on innovation, U. S. Steel serves the automotive, construction, appliance, energy, containers, and packaging industries with high value-added steel products such as U. S. Steel’s proprietary XG3™ advanced high-strength steel. The company also maintains competitively advantaged iron ore production and has an annual raw steelmaking capability of 22.4 million net tons. U. S. Steel is headquartered in Pittsburgh, Pennsylvania, with world-class operations across the United States and in Central Europe. For more information, please visit www.ussteel.com.

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